Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2010
FIRST QUARTER RESULTS
HOUSTON — FEBRUARY 3, 2010 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2010 first quarter ending December 31, 2009.
     Revenues for the first quarter of fiscal 2010 were $135.9 million compared to revenues of $170.5 million for the first quarter of fiscal 2009. Net income for the fourth quarter was $9.6 million, or $0.83 per diluted share, compared to net income of $7.9 million, or $0.68 per diluted share, in the first quarter of fiscal 2009.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “We had anticipated a strong first quarter, and our results also benefited from customers’ delivery needs, as well as our initiatives to reduce operating costs as we plan for softer market conditions in 2010. We are continuing to monitor our markets carefully as we work to integrate our recent acquisition.
     “We believe fiscal 2010 will be a challenging year, yet as economic uncertainties are resolved and confidence in our markets begins to improve, we expect to see increased opportunities. We are seeing some early signs of a market rebound in Canada. In the meantime, we continue to focus on our customer base, both client development and support, and believe we are strongly positioned with the capabilities and resources to support our customers on projects around the world.”
     The Company’s backlog as of December 31, 2009 was $342 million compared to $366 million as of September 30, 2009 and compared to $509 million at the end of last year’s first quarter. New orders placed during the first quarter of fiscal 2010 totaled $108 million compared to $100 million in the fourth quarter of fiscal 2009 and compared to $172 million in the first quarter of fiscal 2009.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its strong first quarter results, current backlog and business conditions, and recent acquisition, Powell Industries now expects full year fiscal 2010 revenues to range between $550 million and $600 million and full year fiscal 2010 earnings to range between $1.65 and $2.00 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, February 3, 2010 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 10, 2010. To access the replay, dial 303-590-3030 using a passcode of 4204785#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	December 31,
	2009	2008
(In thousands, except per share data)	(Unaudited)
Revenues	$135,916	$170,489

Cost of goods sold	98,099	135,987

Gross profit	37,817	34,502

Selling, general and administrative expenses	22,641	21,561

Operating income	15,176	12,941

Interest expense	182	472

Interest income	(42)	(57)

Income before income taxes	15,036	12,526

Income tax provision	5,291	4,397

Net income	9,745	8,129

Net income attributable to noncontrolling interest	(101)	(276)

Net income attributable to Powell Industries, Inc.	$9,644	$7,853

Net earnings per common share attributable to Powell Industries, Inc.:

Basic	$0.84	$0.69

Diluted	$0.83	$0.68

Weighted average shares:

Basic	11,476	11,413

Diluted	11,626	11,479

SELECTED FINANCIAL DATA:

Depreciation and amortization	$2,872	$2,795

Capital Expenditures	$614	$1,965

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2009	2009
(In thousands)	(Unaudited)
Assets:

Current assets	$295,441	$315,003

Property, plant and equipment (net)	67,601	61,036

Other assets	41,669	28,801

Total assets	$404,711	$404,840

Liabilities & equity:

Current liabilities	$123,581	$149,142

Long-term debt and capital lease obligations, net of current maturities	19,200	4,800

Deferred and other long-term liabilities	3,779	3,681

Stockholders’ equity and minority interest	258,151	247,217

Total liabilities and stockholders’ equity	$404,711	$404,840

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended
	December 31,
	2009	2008
(In thousands)	(Unaudited)
Revenues:

Electrical Power Products	$130,510	$163,910
Process Control Systems	5,406	6,579

Total revenues	$135,916	$170,489

Income before income taxes:

Electrical Power Products	$14,987	$12,119
Process Control Systems	49	407

Total income before income taxes	$15,036	$12,526

	December 31,	September 30,
	2009	2009
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$262,316	$258,012
Process Control Systems	8,662	6,863
Corporate	96,680	117,398

Total identifiable tangible assets	$367,658	$382,273

Backlog:

Electrical Power Products	$299,033	$329,558
Process Control Systems	42,620	36,198

Total backlog	$341,653	$365,756

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